                                                                   EXHIBIT 21.1


                       COMPLETE WELLNESS CENTERS, INC.

                        Subsidiaries of the Registrant


Complete Wellness Medical Center of Paula Drive, Dunedin, Inc.

Complete Wellness Medical Center of 4th Street, St. Petersburg, Inc.

Complete Wellness Medical Center of Stickney Point Road, Sarasota, Inc.


Complete Wellness Medical Center of Centreville, Inc.

Complete Wellness Medical Center of Dale City, Inc.

Complete Wellness Medical Center of Fredericksburg, Inc.